Exhibit 99

DELTIC Timber Corporation	NEWS RELEASE	210 EAST ELM STREET El Dorado, AR 71730 NYSE: DEL

FOR RELEASE	CONTACT:	Matthew Hegi	Clefton D. Vaughan
August 10, 2005		Investor Relations	Public Relations
		(870) 881-6481	(870) 881-6407

DELTIC TIMBER UPDATES STATUS OF FORM 10–Q FILING FOR SECOND QUARTER

EL DORADO, AR — August 10, 2005 — Deltic Timber Corporation (NYSE-DEL) yesterday filed with the Securities and Exchange Commission a notice of late filing on Form 12b–25 with respect to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005. Filing of the Form 12b-25 permits the Company to file its Form 10-Q for the fiscal quarter ended June 30, 2005 by August 15, 2005. The Company currently expects to file the Form 10-Q by this date but cannot provide assurances that it will be able to do so. As stated in the Company’s Form 12b-25, although preparation of financial statements for the quarter ended June 30, 2005 has not been completed, increases in sales volumes and prices for the Company’s principal products over the corresponding period of 2004 is expected to result in a significant increase in net earnings compared to the second quarter of 2004.

As previously disclosed, the Company plans to restate its consolidated financial statements for the years 2002 through 2004, for the third quarter of 2002, and for each quarter in 2003 and 2004, due to the discovery of an overstatement in the carrying value of the Company’s inventory of third-party purchases of standing timber used to supply its Ola sawmill dating back to 2002. The cumulative effect of this overstatement corrections is expected to be a reduction in after-tax earnings of approximately $1.3 million ($0.2 million in 2002, $0.5 million in 2003, and $0.6 million in 2004) and a reduction in third-party purchased standing timber inventory as of December 31, 2004, of approximately $2 million. For more information about this restatement, please refer to the Company’s Periodic Report on Form 8-K dated August 8, 2005. The Company intends to file an amendment to its Annual Report on Form 10-K for the year ending December 31, 2004 to amend and restate its financial statements for the years 2002 through 2004, for the third quarter of 2002, and for each quarter in 2003 and 2004. The Company expects to file its amended Form 10-K shortly before or simultaneously with the filing of its Quarterly Report on Form 10–Q for the quarter ended June 30, 2005.

Safe Harbor

This release contains forward–looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, the statements made above about the expected timing and extent of filings by the Company with the Securities and Exchange Commission, and the Company’s process for restating its financial statements. Management has in the past and might in the future make forward–looking statements orally to analysts, investors, the media and others. Forward–looking statements are statements that are not historical facts. Although management believes that the expectations reflected in these forward–looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect.

Actual results could differ significantly from those expressed in or implied by management’s forward–looking statements, due to the actual results of the restatement process, the actual timing and extent of the filings with the SEC, and the need for additional actions in connection with the restated financial statements, as well as changes in economic, business and regulatory factors and trends. All subsequent written or oral forward–looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward–looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward–looking statements.